EXHIBIT 16.1

                 [DKM CERTIFIED PUBLIC ACCOUNTANTS LETTERHEAD]



Office of the Chief Accountant
U. S. Securities  and  Exchange  Commission
100 F Street, NE
Washington,  DC  20549



July 28, 2015



Dear Sir/Madam:


We have read the statements included in the Form 8-K, dated July 28, 2015, of Strategic Acquisitions, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to DKM Certified Public Accountants and our audit for December 31, 2014 and 2013 and any subsequent interim period through the date of change in auditor decision by the Board of Directors.


Very  truly  yours,

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants
Clearwater, Florida